Capital World Bond Fund

September 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$64,567
Class B	$189
Class C	$1,714
Class F1	$18,845
Class F2	$11,396
Total	$96,711
Class 529-A	$2,916
Class 529-B	$13
Class 529-C	$416
Class 529-E	$118
Class 529-F1	$474
Class R-1	$56
Class R-2	$518
Class R-2E*	-
Class R-3	$1,061
Class R-4	$1,040
Class R-5	$2,004
Class R-6	$18,684
Total	$27,300

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1850
Class B	$0.0634
Class C	$0.0634
Class F1	$0.1898
Class F2	$0.2429
Class 529-A	$0.1681
Class 529-B	$0.0465
Class 529-C	$0.0558
Class 529-E	$0.1278
Class 529-F1	$0.2150
Class R-1	$0.0697
Class R-2	$0.0630
Class R-2E	$0.2271
Class R-3	$0.1258
Class R-4	$0.1932
Class R-5	$0.2543
Class R-6	$0.2648

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	332,696
Class B	1,854
Class C	22,804
Class F1	110,300
Class F2	42,261
Total	509,915
Class 529-A	16,370
Class 529-B	168
Class 529-C	6,758
Class 529-E	858
Class 529-F1	2,200
Class R-1	740
Class R-2	7,814
Class R-3	7,884
Class R-4	5,194
Class R-5	7,880
Class R-6	92,692
Total	148,558

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.21
Class B	$19.04
Class C	$18.88
Class F1	$19.09
Class F2	$19.20
Class 529-A	$19.26
Class 529-B	$19.10
Class 529-C	$19.00
Class 529-E	$19.14
Class 529-F1	$19.16
Class R-1	$19.01
Class R-2	$19.00
Class R-2E	$19.20
Class R-3	$19.17
Class R-4	$19.21
Class R-5	$19.24
Class R-6	$19.24

*Amount less than one thousand